Exhibit 10.37

January 18, 2017

Helen Quinn

Dear Helen,

Reference is made to the employment letter dated October 1, 2016 (the “Agreement”) between you and FTD Companies, Inc. (“FTD” or the “Company”). The parties hereto hereby agree that the Agreement shall be amended as follows: The general release referred to in the Agreement must become effective and enforceable after the expiration of the applicable revocation period under federal or state law no later than the 60th day following the date of termination. The first installment of the severance payment will be payable on the first regular payday for the Company’s salaried employees after the sixty (60) day period following the date of termination on which the executed release is so effective and enforceable. Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code, if you are a specified employee, as defined under Section 409A at the time of termination, the first installment will be payable on the first regular payday after the earlier of (a) the date that is six months after your termination or (b) the date of your death.

Sincerely,

/s/ Scott Levin
Scott Levin
Executive Vice President and General Counsel

ACCEPTED AND AGREED TO:

/s/ Helen Quinn
Helen Quinn